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                                                                       EXHIBIT 3


                           CERTIFICATE OF AMENDMENT TO
                          CERTIFICATE OF INCORPORATION
                                       OF
                            800 TRAVEL SYSTEMS, INC.


         800 TRAVEL SYSTEMS, INC., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the "Corporation"), does hereby certify:

         1. That by unanimous written consent dated March 14, 2001, the Board of Directors of the Corporation duly adopted resolutions setting forth a proposed amendment of the Certificate of Incorporation of the Corporation, declaring said amendment to be advisable and directing that the amendment be submitted to a vote of the stockholders of the Corporation at the annual meeting of the stockholders. The resolution setting forth the proposed amendment is as follows:

         RESOLVED, that Paragraph IV, Section 1, in its entirety, of the Certificate of Incorporation of the Corporation be revoked, declared null and void and of no further effect and in lieu thereof, the following article is adopted, approved and ratified:

                  FOURTH:  CAPITALIZATION.
                  -------  --------------

                  SECTION 1. Authorized Capital. The total number of shares of all classes of capital stock which the Corporation shall have authority to issue is 51,000,000 of which 50,000,000 shares shall be common stock of the par value of $.01 per share (the "Common Stock") and 1,000,000 shares shall be preferred stock of the par value of $.01 per share (the "Preferred Stock").

         2. That thereafter, pursuant to resolution of its Board of Directors, the stockholders of the Corporation at the annual meeting of the stockholders of the Corporation on May 31, 2001 approved and adopted the amendment with the necessary number of shares as required by statute voted in favor of the amendment.

         3. That said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

         IN WITNESS WHEREOF, the undersigned, as Secretary of the Corporation, has executed this Certificate of Amendment to Certificate of Incorporation on this 31st day of May, 2001.

                                             800 TRAVEL SYSTEMS, INC.



                                             By: /s/Robert B. Morgan
                                                 ------------------------------
                                                 Robert B. Morgan, Secretary


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